UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

A. Jeffry Robinson, Esq. Broad & Cassel 2 South Biscayne Boulevard Miami, FL 33131 (305) 373-9400	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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Perry Ellis International, Inc., a Florida corporation (“Perry Ellis” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders scheduled to be held on Friday, July 17, 2015, at a time and location still to be determined, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). Perry Ellis filed a preliminary proxy statement and accompanying preliminary proxy card with the SEC in connection with its solicitation of proxies to be used at the 2015 Annual Meeting on May 20, 2015.

Email Sent To Perry Ellis Employees on May 26, 2015

Attached hereto is an email sent by Perry Ellis to its employees on May 26, 2015 (after the SEC was closed for the acceptance of same-day filings that are made via EDGAR) notifying its employees of the decision by Legion Partners Holdings, LLC and the California Teachers’ Retirement System (CalSTRS) to withdraw their slate of director nominees for election to the Perry Ellis Board of Directors, as well as their independent chairman proposal, that had been proposed to be brought before the Annual Meeting.

Important Additional Information And Where To Find It

On May 20, 2015, Perry Ellis filed a preliminary proxy statement and accompanying preliminary proxy card with the SEC in connection with the solicitation of proxies from Perry Ellis shareholders in connection with the matters to be considered at the 2015 Annual Meeting. Perry Ellis, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2015 Annual Meeting. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, has been set forth in the Company’s preliminary proxy statement for the 2015 Annual Meeting, including the schedules and appendices thereto. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s preliminary proxy statement for the 2015 Annual Meeting, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PERRY ELLIS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying proxy card, and other documents filed by Perry Ellis with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.pery.com, by writing to the Company’s Corporate Secretary at Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172, or by calling the Company’s Corporate Secretary at (305) 873-1245.

EMPLOYEE EMAIL SENT ON MAY 26, 2015

BY PERRY ELLIS INTERNATIONAL, INC.

[LETTER TO ALL PERRY ELLIS COMPANY STAFF FROM CHAIRMAN AND CEO

GEORGE FELDENKREIS]

From: To: Date: Subject:	George Feldenkreis All Company Staff May 26, 2015 Letter from the Chairman

Dear Associates,

We are very glad to inform each and every one of you that this morning Legion Partners and CalSTRS announced that they will NOT PURSUE a proxy fight to appoint three new directors to the Perry Board. They noted that they are pleased with our increased stock price of 52% over the last year and our recent nominations of Bruce Klatsky and Michael Rayden to our Board.

I want to thank all of you who worked tirelessly to make the improvements that have shown great results in the last few months. I know we are all working very hard towards a successful quarter and an even more successful year. The input from each and every one of you is important, invaluable and influential.

From the bottom of my heart and from the whole Feldenkreis family, our sincerest thanks to all of you. We look forward to your continued commitment to hard work in order to achieve even better results by the end of this year and the years to come.

We are a great company and together we will continue to make it larger and better.

Regards,

George Feldenkreis

Chairman & CEO